Exhibit 99.1

Assured Guaranty Ltd. Completes Acquisition of Financial Security Assurance Holdings Ltd.

HAMILTON, Bermuda, Jul 01, 2009 (BUSINESS WIRE) — Assured Guaranty Ltd. (“Assured” or the “Company”) (NYSE:AGO) today completed its acquisition of Financial Security Assurance Holdings Ltd. (“FSA Holdings”) from Dexia SA, expanding its franchise in the bond insurance industry and significantly increasing its capabilities to serve issuers and investors in the municipal, public infrastructure and structured finance sectors throughout the world.

Assured now has two distinct and highly capitalized platforms to write direct business — Financial Security Assurance Inc. (“FSA”), serving the public finance business, and Assured Guaranty Corp., a diversified bond insurer. The combination is further enhanced by the financial strength of the Company’s affiliated reinsurers, bringing the Assured companies’ aggregate claims-paying ability to approximately $12.5 billion.

“With this highly accretive acquisition, we have created a compelling value proposition for our customers, shareholders and employees with significant opportunity for growth,” said Dominic Frederico, President and Chief Executive Officer of Assured. “Importantly, these are the two companies that have come through the financial crisis in strong capital positions due to their strict underwriting discipline. By continuing to operate them as two separate platforms, we can provide the financial strength, flexibility and product diversity that will help issuers achieve cost-efficient market access and provide investors with increased stability and liquidity.

“Additionally, I am pleased to announce that Séan W. McCarthy, President and Chief Operating Officer of FSA Holdings, has been named President and Chief Operating Officer of Assured Guaranty US Holdings Inc., the holding company for the Company’s direct business units, FSA and Assured Guaranty Corp.”

“We have assembled a great team of talented people from both Assured and FSA and are well on our way toward a smooth transition of staff and systems. Our customers can look forward to responsive service starting day one,” stated Séan McCarthy.

The Company’s executive team also includes Michael J. Schozer, President of Assured Guaranty Corp.; Robert B. Mills, Chief Financial Officer; James M. Michener, General Counsel; and Robert A. Bailenson, Chief Accounting Officer, who continue in their respective positions. In addition to its direct business headquarters in New York City, the combined companies will have offices in San Francisco, London, Sydney, Tokyo and Bermuda.

Robert P. Cochran, former Chairman and Chief Executive Officer of FSA Holdings, stated: “I believe that joining the human and financial resources of these two companies will create a strong leader in the bond insurance industry. Both companies have kept their promises to insured bondholders through this unprecedented financial turmoil. As the most highly rated non-governmental (and non-TARP-supported) financial institutions standing, they will play a much needed role in the capital markets.”

Under the terms of the agreement, the purchase price paid by Assured was approximately

$546 million in cash and approximately 22.3 million common shares of Assured. Dexia will own approximately 13.9% of Assured’s issued common shares, as a result of this transaction. The transaction excludes FSA’s Financial Products business, which included the FSA guaranteed investment contract business. Assured is fully indemnified against exposure to this business.

Assured Guaranty Ltd. is a Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.

Any forward-looking statements made in this press release reflect Assured’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured’s forward-looking statements, including its statements regarding financial strength and growth opportunities, could be affected by a rating agency action, such as a ratings downgrade, difficulties with the execution of Assured’s business strategy, contract cancellations, developments in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of Assured’s loss reserve, impact of market volatility on the marking to market on our contracts written in credit default swap form, changes in regulation or tax laws, governmental actions, natural catastrophes, Assured’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Assured undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Assured Guaranty Ltd.

Assured Guaranty Ltd.

Equity Investors:

Sabra Purtill, 212-408-6644 or 441-299-9375

Managing Director, Investor Relations

spurtill@assuredguaranty.com

or

Ross Aron, 212-261-5509

Associate, Investor Relations

raron@assuredguaranty.com

or

Fixed Income Investors:

Robert Tucker, 212-339-0861

Managing Director

rtucker@fsa.com

or

Michael Walker, 212-261-5575

Director

mwalker@assuredguaranty.com

or

Media:

Betsy Castenir, 212-339-3424 or 441-299-9375

Managing Director, Corporate Communications

bcastenir@fsa.com

or

Ashweeta Durani, 212-408-6042 or 917-597-2065

Vice President, Corporate Communications

adurani@assuredguaranty.com